Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Antero Resources Corporation:

We consent to the use of our report dated March 20, 2014, with respect to the balance sheets of Antero Resources Midstream LLC Predecessor as of December 31, 2012 and 2013, and the related statements of operations and comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2013, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

July 11, 2014